Exhibit 10.9


                              EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") is effective as of April 23, 2001, and is between GREG MANNING AUCTIONS, INC, a Delaware corporation ("GMAI"), and LARRY CRAWFORD, an individual ("Mr. Crawford").

      GMAI wishes to employ Mr. Crawford on the terms and conditions set forth in this Agreement, and Mr. Crawford wishes to be so employed.

      GMAI and Mr. Crawford therefore agree as follows:

      1. Employment; Term. GMAI hereby employs Mr. Crawford, and Mr. Crawford hereby accepts employment with GMAI, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of this Agreement (the "Term") commences on April 23, 2001 and, unless earlier terminated in accordance with Section 6, will terminate on April 23, 2003. Prior to the end of the Term GMAI and Mr. Crawford may by written agreement signed by them extend the Term for one or more additional one-year periods.

      2. Duties. (a) During the Term, Mr. Crawford shall serve as Chief Financial Officer of GMAI and shall report to the Chief Executive Officer, or a person designated by the CEO. Mr. Crawford will have such duties and responsibilities as are customary for Mr. Crawford' position and any other duties or responsibilities he may be reasonably assigned by the Chief Executive Officer.

         (b) During the period Mr. Crawford is employed by GMAI, Mr. Crawford shall devote his full business time and best efforts to the business and affairs of GMAI. Mr. Crawford understands and acknowledges that Mr. Crawford' duties will require business travel from time to time.

      3. Compensation. (a) GMAI shall pay Mr. Crawford a salary of $150,000 per annum (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with GMAI's standard payroll practices and subject to all legally required or customary withholdings.

         (b) In the event that in any full fiscal quarter during Mr. Crawford's employment hereunder the Company's Quarterly Pre-Tax Income (as defined below) equals or exceeds $50,000, GMAI shall pay to Mr. Crawford a cash bonus equal to $12,500 (that bonus, a "Bonus"). Such amount shall be payable within 30 days following the end of the related quarter. "Quarterly Pre-Tax Income" means the net income of GMAI for the quarter before federal and state income taxes and bonuses paid under this section, determined in accordance with generally accepted accounting principles for interim financial statements, and subject to adjustment at the end of each fiscal year in accordance with generally accepted accounting principles.

      4. Stock Options. Concurrently with effectiveness of this Agreement, GMAI shall, pursuant to a Stock Option Agreement between GMAI and Mr. Crawford in the form of

Exhibit A, grant to Mr. Crawford options to purchase 40,000 shares of common stock of GMAI. In addition, Mr. Crawford shall be entitled to receive options to purchase 40,000 shares of GMAI-ASIA.com, Inc, at such time and upon such terms as the employees of that company are granted similar options.

      5. Benefits. (a) GMAI shall pay to Mr. Crawford, in four equal quarterly installments of $2,500 each and otherwise consistent with GMAI's standard payroll practices (and subject to all legally required or customary withholdings), an annual non-accountable expense allowance equal to $10,000 per year during the Term.

         (b) Mr. Crawford is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by GMAI to employees of GMAI, provided that the medical, group health and disability insurance benefits provided by GMAI to Mr. Crawford shall be substantially as favorable to Mr. Crawford or more favorable to Mr. Crawford as those generally provided by GMAI to its senior executives. GMAI shall pay all premiums and deductibles payable in connection with medical insurance, in accordance with policies set forth in GMAI's Employee Manual. Additionally, Mr. Crawford is initially entitled to receive three weeks paid vacation per year, which will increase incrementally in accordance with the schedule set forth in the Employee Manual, and paid holidays made available pursuant to GMAI's policy to all employees of GMAI. GMAI, in its sole discretion, may at any time amend or terminate any such benefit plans or programs.

      6. Termination. Mr. Crawford' employment hereunder may be terminated prior to the end of the Term under the following circumstances:

         (a) Mr. Crawford' employment hereunder will terminate upon Mr. Crawford' death.

         (b) Except as otherwise required by law, GMAI may terminate Mr. Crawford' employment hereunder at any time after Mr. Crawford becomes Totally Disabled. For purposes of this Agreement, Mr. Crawford will be "Totally Disabled" as of the earlier of (1) the date Mr. Crawford becomes entitled to receive disability benefits under GMAI's long-term disability plan and (2) Mr. Crawford' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 120 consecutive days due to physical or mental incapacity or impairment.

         (c) GMAI may terminate Mr. Crawford' employment hereunder for Cause at any time after providing written notice to Mr. Crawford. For purposes of this Agreement, "Cause" means any of the following:

(1) Mr. Crawford' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

(2) any act by or omission of Mr. Crawford constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business, or business relationship of GMAI or any of its affiliates;

(3) Mr. Crawford' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of GMAI, fraud, dishonesty or moral turpitude;

(4)  the breach of an obligation set forth in Section 8, 9 or 10; or

(5)  any other material breach of this Agreement.

         (d) GMAI may terminate Mr. Crawford' employment hereunder for any reason, upon 30 days' prior written notice.

         (e) Mr. Crawford may terminate his employment hereunder for Good Reason at any time after providing written notice to GMAI. For the purposes of this Agreement, "Good Reason" means any of the following:

(1) GMAI decreases or fails to pay Mr. Crawford' Base Salary or Bonus provided in Section 3 or the benefits described in Section 5 above;

(2) Mr. Crawford no longer holds the office of Chief Financial Officer or an office of equivalent stature, or his functions and/or duties are materially diminished; or

(3)  Mr. Crawford' job site is relocated to a location which is more than thirty
     (30) miles from the current location, unless the parties mutually agree to relocate more than thirty (30) miles from the current location.

A termination by Mr. Crawford with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Crawford to GMAI that Mr. Crawford is terminating his employment with Good Reason, GMAI has failed to cure the circumstances giving rise to Good Reason.

      7. Compensation Following Termination Prior to the End of the Term. In the event that Mr. Crawford' employment hereunder is terminated prior to the end of the Term, Mr. Crawford will be entitled only to the following compensation and benefits upon such termination:

         (a) In the event that Mr. Crawford' employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Crawford' death or Total Disability, pursuant to Section 6(a) or 6(b), GMAI shall pay the following amounts to Mr. Crawford (or Mr. Crawford' estate, as the case may be):

(1) any accrued but unpaid Base Salary and Bonus (as determined pursuant to Section 3) for services rendered to the date of termination;

(2) any accrued but unpaid amounts required to be paid pursuant to Section 5(a) or 5(b); and

(3)  any vacation accrued and unused to the date of termination.

         (b) In the event that Mr. Crawford' employment hereunder is terminated prior to the expiration of the Term by GMAI for cause, pursuant to Section 6(c), GMAI shall pay the following amounts to Mr. Crawford:

(1) any accrued but unpaid Base Salary (as determined pursuant to Section 3) for services rendered to the date of termination;

(2) any accrued but unpaid amounts required to be paid pursuant to Section 5(a) or 5(b); and

(3)  any vacation accrued and unused to the date of termination.

         (c) In the event that Mr. Crawford' employment hereunder is terminated by GMAI without Cause pursuant to Section 6(d), or by Mr. Crawford with Good Reason pursuant to Section 6(e), GMAI shall pay the following amounts to Mr.
Crawford:

(1) any accrued but unpaid Base Salary (as determined pursuant to Section 3) for services rendered to the date of termination;

(2) any accrued but unpaid amounts required to be paid pursuant to Section 5(a) or 5(b);

(3)  any vacation accrued and unused to the date of termination; and

(4) payment of an amount equal to $50,000, payable in one lump-sum payment within 30 days following termination.

         (d) The benefits to which Mr. Crawford may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 5(b) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

         (e) Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Crawford at the time of termination of Mr. Crawford' employment prior to the end of the Term, Mr. Crawford will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after his termination or resignation.

      8. Proprietary Information. (a) Mr. Crawford acknowledges that during the course of his employment with GMAI he will necessarily have access to and make use of proprietary information and confidential records of GMAI. Mr. Crawford shall not during the Term or at any time thereafter directly or indirectly use for his own purpose or for the benefit of any person or entity other than GMAI or GMAI nor otherwise disclose, any proprietary information to any person or entity, unless that disclosure has been authorized in writing by GMAI or GMAI or is otherwise required by law.

         (b) Mr. Crawford understands that subject to Section 8(c), the term "proprietary information" includes, but is not limited to, the following:

(1) the name and address of any customer, vendor or affiliate of GMAI or GMAI or any information concerning the transactions or relations of any such customer, vendor or affiliate with GMAI or GMAI or any of GMAI's or GMAI's partners, principals, directors, officers or agents;

(2) any information concerning any product, technology, or procedure employed by GMAI or GMAI but not generally known to their customers, vendors or competitors, or under development by or being tested by GMAI or GMAI but not at the time offered generally to customers or vendors;

(3) any information relating to GMAI's or GMAI's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans;

(4) any information which is generally regarded as confidential or proprietary in any line of business engaged in by GMAI or GMAI;

(5) any business plans, budgets, advertising or marketing plans of GMAI of GMAI;

(6) any information contained in any of GMAI's or GMAI's written or oral policies and procedures or manuals;

(7) any information belonging to customers, vendors or affiliates of GMAI or GMAI or any other person or entity which GMAI or GMAI has agreed to hold in confidence;

(8)  any inventions, innovations or improvements covered by this Agreement;

(9)  salary, staffing and employment information of GMAI or GMAI; and

(10) all materials relating to or embodying any of the foregoing, whether in a handwritten, printed, graphic, video, audio, electronic or other medium.

         (c) Mr. Crawford acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.

         (d) The term "proprietary information" does not include information known by Mr. Crawford prior to his employment by GMAI or information generally available to and known by the public or information that is or becomes available to Mr. Crawford on a non-confidential basis from a source other than GMAI or GMAI or their respective directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality).

      9. Surrender of Records. All proprietary information is and will remain the sole property of GMAI or (GMAI as the case may be) during the Term and thereafter. Following termination of his employment hereunder for any reason Mr. Crawford may not retain any proprietary information, and shall promptly return to GMAI (or GMAI as the case may be) any proprietary information in his possession.

      10. Intellectual Property. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Crawford, either alone or jointly with others, in the course of his employment by GMAI, and any derivatives of any such inventions, innovations, or improvements, belong to GMAI. Mr. Crawford shall promptly disclose to GMAI in writing all such inventions, innovations or improvements and perform all actions reasonably requested by GMAI to establish and confirm ownership by GMAI, including, but not limited to, cooperating with and assisting GMAI in obtaining patents, copyrights, trademarks, or service marks for GMAI in the United States and in foreign countries. Mr. Crawford agrees that any application filed by Mr. Crawford within one year after the termination of his employment hereunder will be presumed to constitute an invention that was made during his employment unless he can provide evidence satisfactory to GMAI to the contrary.

      11. Confidentiality. Mr. Crawford shall keep confidential the terms of this Agreement. This provision does not prohibit Mr. Crawford from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. GMAI shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.

      12. Enforcement. Mr. Crawford acknowledges that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in Sections 8 through 11 would cause GMAI immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Mr. Crawford consents to GMAI seeking entry of an injunction or other equitable relief from a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in Sections 8 through 11. Mr. Crawford waives posting by GMAI of any bond otherwise necessary to secure any such injunction or other equitable relief. Rights and remedies provided for in this Section 12 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

      13. Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

      If to GMAI, to:

      Greg Manning Auctions, Inc.
      775 Passaic Avenue
      West Caldwell, NJ  07006
      Attention:  Greg Manning

      with a copy to:

      Kramer Levin Naftalis & Frankel LLP
      919 Third Avenue
      New York, New York  10022
      Attention:  Scott S. Rosenblum, Esq.

      If to Mr. Crawford, to:

      Mr. Larry Crawford
      290 Morris Avenue
      Mountain Lakes, NJ  07946


      14. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Crawford, and Mr. Crawford' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder by Mr. Crawford contrary to the provisions of this Agreement (other than as may be required by law), GMAI will have no further liability for payments under this Agreement. The rights and obligations of GMAI under this Agreement bind and run in favor of the successors and assigns of GMAI.

      15. Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. Crawford by GMAI and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

      16. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of GMAI and Mr. Crawford. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of GMAI or Mr. Crawford in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

      17. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

      18. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Crawford' employment hereunder, or of this Agreement, will survive such termination.

      19. Governing Law. This Agreement is governed by the laws of the State of New York, without giving effect to principles of conflict of laws.

      20. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 20, however, affects the right of any party to serve legal process in any other manner permitted by law.



                              GREG MANNING AUCTIONS, INC.


                              By: /s/ Greg Manning
                                  Greg Manning
                                  Chairman of the Board, Chief Executive Officer and President


                              /s/ Larry Crawford
                              -------------------------------
                              LARRY CRAWFORD

                                                                       Exhibit A


                           GREG MANNING AUCTIONS, INC.
                       1997 STOCK OPTION PLAN, AS AMENDED

                             STOCK OPTION AGREEMENT
                             ----------------------

STOCK OPTION AGREEMENT (the "Agreement"), dated as of April 23, 2001 between Greg Manning Auctions, Inc., a New York corporation (the "Company"), and Larry Crawford, an employee of the Company (the "Optionee"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Plan (as defined below),

The Board of Directors of the Company has determined that the objectives of the Company's 1997 Stock Option Plan, as amended (the "Plan") will be furthered by granting to the Optionee a stock option pursuant to the Plan.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:

SECTION 1. Grant of Option
--------------------------

The Company hereby grants to the Optionee a stock Option (the "Option") to purchase 40,000 shares of Common Stock at a purchase price of $ ___ per share, the fair market value of Common Stock on the grant date. It is intended that the Option shall qualify as an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986.

SECTION 2. Exercisability
-------------------------

Subject to further terms of this Agreement, the Option shall become exercisable in four substantially equal installments, the first of which shall become exercisable on the first anniversary of the date of this Agreement and the remaining three of which shall become exercisable, respectively, on the second, third and fourth anniversary of the date of this Agreement. Unless earlier terminated pursuant to the provisions of the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 12:01 a.m. on the 10th anniversary of the date of this Agreement.

SECTION 3. Method of Exercise
-----------------------------

The Option or any part thereof may be exercised only by the giving of written notice to the Company on such form and in such manner as the Committee shall prescribe. Such written notice must be accompanied by payment of the full purchase price for the number of shares being purchased. Such payment may be made by one or a combination of the following methods: (a) by a check acceptable to the Company; (b) with consent of the Committee, by delivery of shares of Common Stock acquired prior to the option exercise date and having a Fair Market

Value on the exercise date equal to part or all of the exercise price; or ( c) by such other method as the Committee may authorize. The date of exercise of the Option shall be the date on which written notice of exercise is hand delivered to the Company, during normal business hours, at its address as provided in
Section 6 of this Agreement, or, if mailed, the date on which it is postmarked, provided such notice is actually received.

SECTION 4. Termination of Employment; Death
-------------------------------------------

4.1 Upon Termination of Employment of the Optionee for any reason, the Option shall terminate and expire except as provided in Section 4.2 or 4.3 of this Agreement.

4.2 In the event of the Termination of Employment of the Optionee for any reason other than death or dismissal for cause, the Option shall be exercisable but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the expiration of three months following termination.

4.3 In the event of the Termination of Employment of the Optionee by reason of death, or if the Optionee dies during the period in which the Option is exercisable pursuant to Section 4.2 of this Agreement, the Option shall be exercisable but only to the extent it was exercisable at the time of death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the first anniversary of the date of the Optionee's death.

SECTION 5. Notices
------------------

This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Optionee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

SECTION 6. Notices
------------------

Any notice to be given to the Company hereunder shall be in writing and shall be addressed to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

SECTION 8. Successors and Assigns
---------------------------------

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4 of this Agreement and with the Plan, the heirs and personal representatives of the Optionee.

SECTION 9. Transferability
--------------------------

During the lifetime of the Optionee, the Option granted hereby may be exercised only by the Optionee. The Option granted hereby is not assignable or transferable other than by will or the laws of descent and distribution.

SECTION 10. Notice of Certain Dispositions
------------------------------------------

The Optionee hereby agrees to give the Company written notice within 10 days in the event the Optionee disposes of any shares of Common Stock acquired upon the exercise of this Option prior to the expiration of two years after the grant date and one year after the date the shares were acquired.

SECTION 11. Incorporation of the Plan
-------------------------------------

All terms, conditions and restrictions of the Plan are incorporated herein and made a part hereof as if stated herein. If there is a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.

SECTION 12. Governing Law
-------------------------

This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of New York as they apply to contracts made, delivered and performed in the State of New York without reference to the provisions governing conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                                               GREG MANNING AUCTIONS, INC.
ATTEST:________________________

                                               By:____________________________
                                               Title:

                                              OPTIONEE

                                              -------------------------------
                                              Larry Crawford

                                              Address:________________________

                                              --------------------------------

                                              --------------------------------

                                              --------------------------------
                                                    Social Security Number